EXHIBIT 99.1

2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Kristin Gandy, Director of Investor Relations, Phone: (713) 866-6050

WEINGARTEN REALTY REPORTS THIRD QUARTER 2010 RESULTS AND ANNOUNCES QUARTERLY DIVIDEND

Houston, November 1, 2010 --- Weingarten Realty (NYSE: WRI) announced today the results of its third quarter ended September 30, 2010.  The supplemental financial package with additional information can be found on the company’s website under the Investor Relations tab.

Operating and Financial Highlights

•
Funds from Operations (“FFO”), excluding impairments, was $53.6 million or $0.44 per diluted share.  Including the non-cash impairments of $4.9 million or $0.04 per diluted share, FFO for the quarter was $48.7 million or $0.40 per diluted share;

•	Same Property Net Operating Income (“NOI”) increased by 1.2% over the same period a year ago, with retail properties up 2.0%; and

•
Overall occupancy increased to 91.1% versus 90.8% during the second quarter.  Retail occupancy remained steady ending the quarter at 92.6%, unchanged from the previous quarter and up 50 basis points from a year ago.

Financial Results

The Company reported net income attributable to common shareholders of $8.7 million or $0.07 per diluted share for the third quarter of 2010, as compared to a net loss of $9.4 million or $0.08 per share for the same period in 2009.

Funds from Operations (“FFO”), a widely accepted supplemental measurement of REIT performance, on a diluted per-share basis excluding the non-cash impairment for the quarter ended September 30, 2010, was $0.44 or $53.6 million.  Compared to the same quarter last year, also excluding non-cash impairment charges and gains on the redemption of convertible senior unsecured notes, net of tax benefits, was $0.50 per share or $59.3 million.  Including these adjustments, FFO was $48.7 million or $0.40 per share for the third quarter of 2010 compared to $29.7 million or $0.25 per share for 2009.

A reconciliation of net income attributable to common shareholders to funds from operations is included on page 5 of our supplemental package and a full reconciliation of adjusted FFO is listed on page 46 of the supplemental package.

Operating Results

Same Property Net Operating Income for the company increased by 1.2%, versus a year ago, with retail properties up 2%.   These results are primarily driven by the year over year occupancy increases and the commencement of junior boxes leased over the last 12 months.

The Company produced strong leasing results again during the third quarter with 399 new leases and renewals, totaling 1.7 million square feet and representing $19.5 million of annual revenue.  The 399 transactions were comprised of 189 new leases and 210 renewals, which represent annual revenues of $8.7 million and $10.8 million, respectively.

Retail occupancy was up 50 basis points over the third quarter 2009.  Overall for the Company, occupancy increased to 91.1% compared to 90.8% during the second quarter.

“We are encouraged that our leasing velocity continues to be good, fallout is decreasing and Same Property NOI is at the top of our guidance.  Our results prove that all of our associates are focused on improving shareholder value by executing the basics of leasing and managing our centers,” said Johnny Hendrix, Executive Vice President and Chief Operating Officer.

Acquisitions

During the quarter, the Company closed on two acquisitions which totaled $20.5 million and includes:

1.
Hope Valley Commons, an 81,000 square foot retail shopping center that was recently developed and is anchored by Harris Teeter.  The center is located in the heart of the Research Triangle in Durham, NC.  Harris Teeter is the premier grocer in the area and income levels are some of the highest in the city.  The center is currently 93% leased.

2.
Jupiter Business Park, a 190,000 square foot warehouse facility in Plano, Texas, is 82% leased.  Weingarten owns another distribution center that is currently 100% occupied directly across the street from this new acquisition.  This demonstrates the potential upside and strength of the location.

Subsequent to quarter end, the Company closed on two additional acquisitions which totaled $40.7 million and includes:

1.
Desert Village, a 102,000 square foot retail shopping center located in North Scottsdale, AZ which is anchored by AJ’s Fine Foods and is 95% leased.  AJ’s is a boutique, high-end supermarket that owns thirteen locations within Arizona.  Average household incomes are $168,000 in this area.

2.
Stoneridge Shopping Center, a 178,000 square foot retail shopping center located in Moreno Valley, CA.  This property is anchored by Best Buy and Office Max, was acquired through a joint venture and also includes a Super Target and Kohl’s, both of which own their facilities.  This recently developed center is currently 88% leased and will be managed by Weingarten allowing for further upside as occupancy improves.

“Weingarten is excited to bring four high quality assets located in strategic markets into our portfolio at current returns of around 7%.  Our relationships and expertise in the leasing and management of assets will create incremental shareholder value going forward,” said Drew Alexander, President and Chief Executive Officer.

Financing

The Company’s financial structure continues to remain solid.  Over the course of the year, Weingarten has prudently utilized its excess cash for acquisitions and the retirement of debt.  Going forward, the Company has its $500 million revolver available to fund growth opportunities.

Dividend

The Board of Trust Managers declared a common dividend of $0.26 per share during the third quarter of 2010. The dividend is payable in cash on December 15, 2010 to shareholders of record on December 8, 2010.

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. All preferred dividends are also payable on December 15, 2010 to shareholders of record on December 8, 2010.

Outlook

The Company raised the range of full year FFO guidance from $1.58 to $1.70 per diluted share to $1.67 to $1.71, exclusive of the impairment.  Including the non-cash impairments recorded year-to-date in 2010, FFO guidance would be in the range of $1.50 to $1.54 per share.

“Our performance through third quarter of 2010 reflects continued improvement.  We strongly believe that Weingarten’s local focus, what we call our 'boots on the ground' approach has enabled us to achieve these results despite the stressed economic conditions and we anticipate continuing the momentum as we enter 2011,” said Drew Alexander.

Conference Call Information

The Company also announced that it will host a live webcast of its quarterly conference call on November 1, 2010 at 9:00 a.m. Central Time. The live webcast can be accessed via the Company’s website at http://www.weingarten.com. Alternatively, if you are not able to access the call on the web, you can listen live by phone by calling (877) 763-1324 (conference ID # 99097071). A replay and Podcast will be available through the Company’s website starting approximately two hours following the live call.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer.  At September 30, 2010, the company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 378 developed income-producing properties and 10 properties under various stages of construction and development. The total number of properties includes 307 neighborhood and community shopping centers located in 22 states spanning the country from coast to coast. The company also owns 78 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas.   At September 30, 2010, the Company’s portfolio of properties was approximately 70.6 million square feet.  To learn more about the Company’s operations and growth strategies, please visit http://www.weingarten.com.

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
	CONDENSED CONSOLIDATED STATEMENTS OF INCOME	2010	2009	2010	2009
	AND FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
	Rentals, net	$134,643	$138,175	$404,043	$417,560
	Other Income	4,396	4,898	10,893	12,262
	Total Revenues	139,039	143,073	414,936	429,822
	Depreciation and Amortization	37,297	36,694	111,440	111,485
	Operating Expense	25,456	25,506	77,154	75,310
	Real Estate Taxes, net	15,653	18,100	48,976	54,472
	Impairment Loss	4,941	32,774	21,002	32,774
	General and Administrative Expense	6,443	6,178	19,103	19,198
	Total Expenses	89,790	119,252	277,675	293,239
	Operating Income	49,249	23,821	137,261	136,583
	Interest Expense, net	(36,679)	(36,431)	(111,762)	(115,247)
	Interest and Other Income, net	3,070	3,596	6,905	8,504
	Equity in Earnings (Loss) of Real Estate Joint Ventures and Partnerships, net	3,455	(4,763)	9,321	2,783
	Gain (Loss) on Redemption of Convertible Senior Unsecured Notes		16,453	(135)	25,311
	Gain on Land and Merchant Development Sales		491		18,619
	Benefit (Provision) for Income Taxes	20	(4,332)	(155)	(7,039)
	Income (Loss) from Continuing Operations	19,115	(1,165)	41,435	69,514
	Operating (Loss) Income from Discontinued Operations		(722)	12	3,228
	Gain on Sale of Property from Discontinued Operations		398	618	7,385
	(Loss) Income from Discontinued Operations		(324)	630	10,613
	Gain on Sale of Property	126	994	968	12,374
	Net Income (Loss)	19,241	(495)	43,033	92,501
Less:	Net Income Attributable to Noncontrolling Interests	(1,712)	(20)	(3,093)	(2,894)
	Net Income (Loss) Adjusted for Noncontrolling Interests	17,529	(515)	39,940	89,607
Less:	Preferred Share Dividends	(8,869)	(8,869)	(26,607)	(26,607)
	Net Income (Loss) Attributable to Common Shareholders--Basic	$8,660	$(9,384)	$13,333	$63,000
	Earnings Per Common Share--Basic	$0.07	$(0.08)	$0.11	$0.59
	Net Income (Loss) Attributable to Common Shareholders--Diluted	$8,660	$(9,384)	$13,333	$63,000
	Earnings Per Common Share--Diluted	$0.07	$(0.08)	$0.11	$0.59

	Funds from Operations:
	Net Income (Loss) Attributable to Common Shareholders	$8,660	$(9,384)	$13,333	$63,000
	Depreciation and Amortization	35,261	35,646	105,449	109,446
	Depreciation and Amortization of Unconsolidated Joint Ventures	4,850	4,850	14,795	13,415
	Gain on Sale of Property	(114)	(1,383)	(1,575)	(19,736)
	Loss (Gain) on Sale of Property of Unconsolidated Joint Ventures			1	(4)
	Funds from Operations--Basic	$48,657	$29,729	$132,003	$166,121
	Funds from Operations Per Common Share--Basic	$0.41	$0.25	$1.10	$1.56
	Funds from Operations--Diluted	$48,657	$29,729	$132,003	$166,121
	Funds from Operations Per Common Share--Diluted	$0.40	$0.25	$1.09	$1.56
	Weighted Average Shares Outstanding--Basic	119,978	119,384	119,899	106,186
	Weighted Average Shares Outstanding--Diluted	120,817	119,384	120,710	106,745

		September 30,	December 31,
		2010	2009
	CONDENSED CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
	Property	$4,709,820	$4,658,396
	Accumulated Depreciation	(939,209)	(856,281)
	Investment in Real Estate Joint Ventures and Partnerships, net	312,302	315,248
	Notes Receivable from Real Estate Joint Ventures and Partnerships	187,594	317,838
	Unamortized Debt and Lease Costs, net	109,498	103,396
	Accrued Rent and Accounts Receivable, net	88,755	96,372
	Cash and Cash Equivalents	31,814	153,584
	Restricted Deposits and Mortgage Escrows	61,767	12,778
	Other, net	247,740	89,054
	Total Assets	$4,810,081	$4,890,385

	Debt, net	$2,574,845	$2,531,847
	Accounts Payable and Accrued Expenses	121,375	137,727
	Other, net	103,231	114,155
	Total Liabilities	2,799,451	2,783,729

	Commitments and Contingencies

	Preferred Shares of Beneficial Interest	8	8
	Common Shares of Beneficial Interest	3,625	3,615
	Accumulated Additional Paid-In Capital	1,966,882	1,958,975
	Net Income Less Than Accumulated Dividends	(117,850)	(37,350)
	Accumulated Other Comprehensive Loss	(22,273)	(23,958)
	Shareholders' Equity	1,830,392	1,901,290
	Noncontrolling Interests	180,238	205,366
	Total Liabilities, Shareholders' Equity and Noncontrolling Interests	$4,810,081	$4,890,385